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                                                                 Exhibit 4(g)(i)

                  MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT RIDER

RIDER SECTION 1.                    GENERAL INFORMATION

1.1 WHAT IS OUR AGREEMENT WITH      Our agreement with you includes this rider
    YOU?                            as a part of the contract to which it is
                                    attached. The provisions of the contract
                                    apply to this rider unless they conflict
                                    with the rider. If there is a conflict, the
                                    rider provision will apply. The issue date
                                    for this rider is the same issue date as the
                                    contract to which it is attached.

                                    We promise to provide the death benefit
                                    described in this rider as long as the
                                    contract and this rider are in force and all the terms and conditions of this rider are met.

1.2 WHAT IS THE BENEFIT PROVIDED    This rider provides a maximum anniversary
    BY THIS RIDER?                  value death benefit during the accumulation
                                    period.

1.3 WHEN WILL THIS RIDER            This rider will terminate on the earliest
    TERMINATE?                      of:

                                         a.)  the date death proceeds become
                                              payable;

                                         b.)  the payout date;

                                         c.)  the date you surrender your
                                              contract; or

                                         d.)  the date you choose to end this
                                              rider. You may end it by written
                                              request.

                                    Once this rider terminates, the charges for it will cease and the benefit will no longer be available.

RIDER SECTION 2.                    RIDER CHARGES

2.1 IS THERE A CHARGE FOR           There is an annual charge for this rider.
    THIS RIDER?                     The annual charge is determined by
                                    multiplying the annual percentage charge
                                    (shown on the contract data page) by the
                                    average monthly contract value for the prior
                                    year. The average monthly contract value is
                                    equal to the sum of each monthly contract
                                    value (the contract value as of the same day
                                    of the month as the contract issue date)
                                    divided by the number of months.

                                    During the accumulation period, this charge will be deducted pro-rata from your contract value on each contract anniversary. This charge will also be deducted upon full surrender of the contract, payment of death proceeds or selection of a payout option, if not on a contract anniversary. The charge for a partial year will be in proportion to the number of days since the prior contract anniversary.

RIDER SECTION 3.                    DEATH BENEFIT PROCEEDS

3.1 WHAT AMOUNT WILL BE PAID AS     The amount that will be paid under this
    DEATH BENEFIT PROCEEDS DURING   contract as death benefit proceeds is equal
    THE ACCUMULATION PERIOD?        to the greater of:

                                         a.)  the death benefit proceeds
                                              provided by the contract to which
                                              this rider is attached;

                                         b.)  the death benefit proceeds
                                              provided by any other rider
                                              attached to the contract; or

                                         c.)  the maximum anniversary value
                                              described in Rider Section 4 as of
                                              the date due proof of death is
                                              received.

                                    The death benefit proceeds described above will be reduced by any applicable premium expense charges not previously deducted.

RIDER SECTION 4.                    MAXIMUM ANNIVERSARY VALUE

4.1 WHAT IS THE MAXIMUM             On the contract issue date, the maximum
    ANNIVERSARY VALUE?              anniversary value is equal to your initial
                                    purchase payment.

                                    After the contract issue date, the maximum anniversary value will be calculated on the following dates:

                                         a.)  the date we receive an additional
                                              purchase payment;

                                         b.)  the date of payment of a partial
                                              withdrawal; and

                                         c.)  on each contract anniversary.

                                    Such value is calculated on each of these dates as follows:

                                    PURCHASE PAYMENT. The maximum anniversary value upon receipt of a purchase payment is equal to:

                                         a.)  the most recently calculated
                                              maximum anniversary value;

                                         b.)  PLUS the net purchase payment.

                                    PARTIAL WITHDRAWAL. The maximum anniversary value upon payment of a partial withdrawal is equal to:

                                         a.)  the most recently calculated
                                              maximum anniversary value;

                                         b.)  MINUS an adjustment for each
                                              partial withdrawal equal to (1)
                                              divided by (2), with the result
                                              multiplied by (3), where:

                                              (1) = the partial withdrawal
                                                    amount;

                                              (2) = the contract value
                                                    immediately prior to the
                                                    partial withdrawal; and

                                              (3) = the most recently calculated
                                                    maximum anniversary value
                                                    immediately prior to the
                                                    partial withdrawal, less
                                                    any adjustments for prior
                                                    partial withdrawals.

                                    CONTRACT ANNIVERSARY. The maximum
                                    anniversary value on each contract
                                    anniversary is equal to the greater of:

                                         a.)  your contract value; or

                                         b.)  the most recently calculated
                                              maximum anniversary value.

CUNA Mutual Insurance Society
   A Mutual Insurance Company


/s/ Jeff Post
President